EXHIBIT 99.1

Hanmi Reports Strong Fourth Quarter and Full Year 2016 Results Driven by Growth in Loans Receivable

2016 Fourth Quarter and Full Year Highlights:

  Fourth quarter net income was $14.4 million or $0.45 per diluted share, up 9.9% or $0.04 per share from the prior quarter driven by the growth in net interest income and margin as well as the improvement in the efficiency ratio.
  Net interest income for the fourth quarter increased 6.3% to $42.1 million and net interest margin expanded 10 basis points to 3.96% from the third quarter reflecting the recently completed acquisition and commencement of the Commercial Equipment Leasing division.
  Efficiency ratio for the fourth quarter improved to 51.8% from 58.7% for the prior quarter; excluding merger and integration costs the fourth quarter efficiency ratio was 51.1%.
  Full year net income was $56.5 million or $1.75 per diluted share, up 5.0% or $0.07 per share from last year reflecting an 8.2% growth in net interest income and a 6.2% decline in noninterest expense more than offsetting the decline in negative loan loss provision and PCI gains.
  Loans receivable of $3.84 billion, up 8.2% from the third quarter and up 20.8% from a year ago driven by 2016 loan production of $869.4 million and the $228.2 million lease portfolio acquisition.
  Deposits of $3.81 billion, up 1.0% from the prior quarter and up 8.5% from last year with money market and savings deposits growing $457.5 million and demand deposits representing 34.1% of total deposits.

LOS ANGELES, Jan. 24, 2017 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ:HAFC) (or Hanmi), the parent company of Hanmi Bank (the Bank) today reported net income for the 2016 fourth quarter of $14.4 million or $0.45 per diluted share, compared with $13.1 million, or $0.41 per diluted share for the 2016 third quarter and $14.8 million, or $0.46 per diluted share for the 2015 fourth quarter.

For the 2016 year, net income was $56.5 million or $1.75 per diluted share, compared with $53.8 million, or $1.68 per diluted share for 2015.

Mr. C. G. Kum, President and Chief Executive Officer, said, “We concluded 2016 with a very productive fourth quarter highlighted with growth in net interest income and net interest margin, focus on expense management and the successful acquisition and commencement of our new Commercial Equipment Leasing division.  Loan growth, including the higher yielding Commercial Equipment Leasing division portfolio, led to the 10 basis point increase in the fourth quarter net interest margin to an impressive 3.96 percent.  Importantly, the strength of our lending activities and our focus on expense management helped improve our efficiency ratio to 51.1%.”

Mr. Kum concluded, “Along with our core focus on growing loans and deposits, we also achieved an important strategic milestone with our new Commercial Equipment Leasing division.  This transaction was immediately accretive to net income and aided our strategic goal of loan portfolio diversification.  In addition, this transaction establishes Hanmi as a leading provider of small ticket leasing products to businesses nationwide.  Overall, I am very pleased with our 2016 performance and I believe Hanmi is very-well positioned to continue generating profitable growth for 2017 and beyond.”

Quarterly Results
(in thousands, except per share data)

	As of or for the Three Months Ended			As of or for the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015

Net income	$14,416	$13,121	$14,829	$56,489	$53,823
Net income per diluted common share	$0.45	$0.41	$0.46	$1.75	$1.68

Assets	$4,701,346	$4,402,180	$4,234,521	$4,701,346	$4,234,521
Loans receivable	$3,844,769	$3,552,659	$3,183,316	$3,844,769	$3,183,316
Deposits	$3,809,737	$3,771,207	$3,509,976	$3,809,737	$3,509,976

Pre-tax, pre-provision earnings on average assets	2.12%	1.80%	2.08%	1.95%	1.97%
Return on average assets	1.26%	1.19%	1.44%	1.29%	1.32%
Return on average stockholders' equity	10.84%	9.88%	11.96%	10.89%	11.30%
Net interest margin (1)	3.96%	3.86%	3.93%	3.95%	3.90%
Net interest margin excluding acquisition accounting (1)	3.86%	3.75%	3.62%	3.79%	3.47%
Efficiency ratio	51.77%	58.72%	56.78%	56.00%	58.93%
Efficiency ratio excluding merger and integration costs	51.15%	58.72%	56.33%	55.83%	57.92%

Tangible common equity to tangible assets (2)	11.05%	12.04%	11.63%	11.05%	11.63%
Tangible common equity per common share (2)	$16.03	$16.42	$15.39	$16.03	$15.39

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
The Bank acquired a $228.2 million leasing portfolio and commenced its Commercial Equipment Leasing division in the 2016 fourth quarter.  The 2016 results of operations reflect two months of the Commercial Equipment Leasing division’s operations.

Fourth quarter net interest income increased $2.5 million or 6.3% to $42.1 million from $39.6 million in the third quarter primarily from the solid expansion of loans receivable. On a year-over-year basis, net interest income was up 11.9% from $37.6 million in the fourth quarter last year. Net interest income of $160.2 million for the full year in 2016 increased 8.2% compared with $148.1 million for the full year in 2015. The year-over-year improvement in net interest income reflects the 18.0% growth in average loans.

Net interest margin (on a taxable equivalent basis) for the fourth quarter of 2016 was 3.96% compared with 3.86% for the third quarter of 2016 and 3.93% for the year-ago period. The increase in net interest margin for the fourth quarter compared with the preceding quarter was primarily due to the addition of higher yielding leases. For the full year of 2016, net interest margin was 3.95% compared with 3.90% for the full year of 2015.

The impact of acquisition accounting adjustments on core loan yield, core deposit costs, net interest income and net interest margin are summarized in the following tables.

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Core loan yield	4.63%	4.63%	4.75%	4.67%	4.75%
Accretion of discount on purchased loans	0.09%	0.08%	0.24%	0.14%	0.38%
As reported	4.72%	4.71%	4.99%	4.81%	5.13%

Core deposit cost	0.54%	0.54%	0.57%	0.53%	0.60%
Accretion of time deposits premium	0.04%	0.07%	0.12%	0.07%	0.16%
As reported	0.50%	0.47%	0.45%	0.46%	0.44%

	Three Months Ended
	December 31, 2016		September 30, 2016		December 31,2015
	Amount	Rate	Amount	Rate	Amount	Rate
			(in thousands)
Net interest income and net interest margin excluding acquisition accounting (1)	$41,489	3.86%	$38,874	3.75%	$34,889	3.62%
Accretion of discount on Non-PCI loans	781	0.07%	648	0.06%	2,090	0.21%
Accretion of discount on PCI loans	78	0.01%	26	0.00%	(208)	-0.02%
Accretion of time deposits premium	314	0.03%	610	0.06%	1,146	0.12%
Amortization of subordinated debentures discount	(90)	-0.01%	(67)	-0.01%	(51)	-
Net impact	1,083	0.10%	1,217	0.11%	2,977	0.31%
As reported, on a fully taxable equivalent basis (1)	$42,572	3.96%	$40,091	3.86%	$37,866	3.93%

	Twelve Months Ended
	December 31, 2016		December 31, 2015
	Amount	Rate	Amount	Rate
		(in thousands)
Net interest income and net interest margin excluding acquisition accounting	$155,199	3.79%	$131,996	3.47%
Accretion of discount on Non-PCI loans	4,177	0.10%	9,416	0.25%
Accretion of discount on PCI loans	478	0.01%	1,616	0.04%
Accretion of time deposits premium	2,658	0.06%	5,634	0.15%
Amortization of subordinated debentures discount	(275)	-0.01%	(176)	-0.01%
Net impact	7,038	0.16%	16,490	0.43%
As reported, on a fully taxable equivalent basis (1)	$162,237	3.95%	$148,486	3.90%

(1) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

For the fourth quarter of 2016, Hanmi recorded a provision for loan losses of $0.2 million, which included a $0.4 million provision for losses on Purchased Credit Impaired (“PCI”) loans from the 2014 acquisition. For the prior quarter, the negative provision for loan losses was $1.5 million. For the year ago period, Hanmi recorded a negative provision for loan losses of $3.8 million, which included a $2.3 million provision for losses on PCI loans.

Hanmi recorded a negative loan loss provision of $4.3 million for the full year of 2016, which included a $0.7 million provision for losses on PCI loans, compared with a negative loan loss provision of $11.6 million for the full year of 2015, which included a $4.4 million provision for losses on PCI loans.

Fourth quarter noninterest income decreased $0.6 million or 7.0% to $8.1 million from $8.7 million for the third quarter of 2016 primarily due to the $1.0 million third quarter gain from the sale of a branch facility (recorded in other income) offset by a $0.8 million increase in disposition gains on PCI loans. Noninterest income decreased $4.0 million or 33.1% to $8.1 million from $12.1 million for the year ago period primarily because of a $2.1 million decrease in gains on sale of SBA loans and a $0.6 million decrease in disposition gains on PCI loans. Disposition gains on PCI loans were $1.6 million for the fourth quarter of 2016, compared with $0.8 million for the prior quarter, and $2.1 million for the fourth quarter last year. PCI loans from the 2014 acquisition were $9.9 million at the end of 2016, down 51% from a year ago. Gains on sales of SBA loans were $1.8 million for the fourth quarter 2016, up from $1.6 million from the third quarter of 2016 as the volume of SBA loans sold increased to $27.8 million from $24.1 million for the preceding quarter.  Gains on sales of SBA loans were $3.9 million for the fourth quarter of 2015 on $29.3 million of SBA loan sales.

For the year ended 2016, noninterest income decreased $14.5 million, or 30.5%, to $33.1 million from $47.6 million for the same period last year primarily due to a $6.6 million reduction in gain on sale of securities, a $5.2 million decrease in disposition gains on PCI loans and a $2.7 million decrease in gain on sales of SBA loans. Sales of securities for the year ended 2016 were de minimis, while securities transactions resulted in gains of $6.6 million for the same period last year. Disposition gains on PCI loans were $5.0 million for the year ended 2016, compared with $10.2 million for the year ended 2015 as PCI loans from the 2014 acquisition decreased $10.2 million for the year ended 2016 and declined $24.5 million for the year ended 2015. Gains on sales of SBA loans were $6.0 million for the year ended 2016, compared with $8.7 million for the year ended 2015 as the volume of SBA loans sold decreased to $84.5 million from $89.1 million for the same period last year.

Noninterest expense for the fourth quarter decreased $2.4 million, or 8.4%, to $26.0 million from $28.3 million primarily due to the $1.4 million third quarter expense related to the finalization of prior year FDIC loss share claims (recorded in other operating expense) and the $0.7 million change in OREO to a net credit for the period. Noninterest expense decreased $2.2 million, or 7.9%, from $28.2 million in the fourth quarter last year primarily due to positive period-over-period changes in the allowance for off-balance sheet items and the allowances related to acquired SBA loan servicing asset.  As a result of the decrease in noninterest expense, coupled with the improvements in revenue from the growth in earning assets, the efficiency ratio improved to 51.8% in the fourth quarter from 58.7% in the prior quarter and 56.8% in the year-ago period.

For the year ended 2016, noninterest expense decreased $7.1 million, or 6.2%, to $108.2 million from $115.3 million for the same period last year primarily due to reductions in merger and integration costs, professional fees and data processing fees related to the acquisition of CBI, and employee benefits and occupancy and equipment expense from the branch closure and consolidation completed in the third quarter last year. As a result of careful management of noninterest expense, coupled with the improvements in revenue from the growth in earning assets, the efficiency ratio improved to 56.0% for the year ended 2016 from 58.9% for the year ended 2015.

Hanmi recorded a provision for income taxes of $9.6 million for the fourth quarter of 2016, representing an effective tax rate of 40.0%, compared with $8.2 million, representing an effective tax rate of 38.6%, for the preceding quarter and $10.5 million, representing an effective rate of 41.4% for the fourth quarter of 2015. For the full year ended December 31, 2016 and 2015, Hanmi recorded a provision for income taxes of $32.9 million and $38.2 million, respectively, representing effective tax rates of 36.8% and 41.5%, respectively.

Financial Position
Total assets were $4.70 billion at December 31, 2016, a 6.8% increase from $4.40 billion at September 30, 2016 and an increase of 11.0% from $4.23 billion at December 31, 2015. The increase in total assets was primarily due to an increase in loans receivable.

Loans receivable, before the allowance for loan losses, were $3.84 billion at December 31, 2016, up 8.2% from $3.55 billion at September 30, 2016 and up 20.8% from $3.18 billion at December 31, 2015. The increase in loans from the end of the 2015 reflects Hanmi’s strong loan production throughout 2016 and the acquisition and commencement of the Commercial Equipment Leasing division in the 2016 fourth quarter. Loans held for sale, representing the guaranteed portion of SBA loans, were $9.3 million at December 31, 2016 compared with $6.4 million at the end of the 2016 third quarter and $2.9 million at the end of the 2015 fourth quarter.

New loan production for the 2016 fourth quarter was $227.1 million while payoffs were $82.1 million compared with $268.5 million and $171.8 million for the fourth quarter last year. Fourth quarter 2016 new loan production was comprised of $144.2 million of commercial real estate loans, $13.9 million of commercial and industrial loans, $37.5 million of SBA loans, and $1.9 million of consumer loans and $29.6 million of commercial leases. For the 2016 third quarter, new loan production was $168.3 million while loan payoffs were $55.2 million. Loan purchases for the 2016 fourth quarter were $26.9 million, compared with $46.0 million in the third quarter of 2016. SBA loan sales for the 2016 fourth quarter were $27.8 million, compared with $24.1 million for the third quarter of 2016.

Deposits were $3.81 billion at the end of the 2016 fourth quarter, compared with $3.77 billion at the end of the preceding quarter and $3.51 billion at the end of the fourth quarter of 2015. The cost of deposits was 0.50% for the fourth quarter of 2016 compared with 0.47% for the third quarter of 2016 and 0.45% for the fourth quarter a year ago.  FHLB borrowings rose to $315.0 million at the end of December 31, 2016 in support of the leasing acquisition.  Loan to deposits at December 31, 2016 was 100.9% compared with 94.2% at September 30, 2016 and 90.7% at December 31, 2015.

At December 31, 2016, stockholders’ equity was $531.0 million, compared with $531.2 million and $493.9 million at September 30, 2016 and December 31, 2015, respectively. Tangible common stockholders’ equity was $518.1 million, or 11.05% of tangible assets, compared with $529.7 million, or 12.04% of tangible assets, and $492.2 million, or 11.63%, of tangible assets, at September 30, 2016 and December 31, 2015, respectively. Tangible book value per share was $16.03, down from $16.42 from the preceding quarter reflecting $11.5 million of intangible assets recognized in the leasing acquisition.  Tangible book value per share was $15.39 at the end of 2015.

During the quarter, Hanmi declared a cash dividend on its common stock for the 2016 fourth quarter of $0.19 per common share, in line from the prior quarter. The dividend was paid on November 23, 2016, to stockholders of record as of the close of business on November 8, 2016.

Asset Quality
Nonperforming loans, excluding PCI loans, were $11.4 million at the end of the fourth quarter of 2016, or 0.30% of loans, compared with $10.9 million at the end of the third quarter of 2016, or 0.31% of loans and $19.1 million, or 0.60% of loans at the end of the fourth quarter last year.

OREO was $7.5 million at the end of the fourth quarter of 2016, down from $11.0 million at the end of the prior quarter. OREO primarily resulted from the 2014 third quarter CBI acquisition. Classified loans were $30.3 million, or 0.79% of loans, at December 31, 2016, compared with $36.9 million, or 1.04% of loans, at September 30, 2016 and $39.3 million, or 1.24% of loans, a year ago. Nonperforming assets were $18.9 million at the end of the fourth quarter of 2016, or 0.40% of assets, compared with 0.50% of assets at the end of the prior quarter and 0.65% of assets at the end of the same quarter last year.

Gross charge-offs for the fourth quarter of 2016 were $7.3 million, compared with $116,000 for the preceding quarter and $529,000 for the same period a year ago. The fourth quarter included a charge-off of a $5.0 million PCI loan from the 2014 acquisition that had been substantially reserved for in prior periods. Recoveries of previously charged-off loans for the fourth quarter of 2016 were $625,000 compared with $831,000 for the preceding quarter and $937,000 for the fourth quarter of 2015. As a result, there were net charge-offs of $6.7 million for the fourth quarter of 2016, compared to net recoveries of $715,000 for the preceding quarter and net recoveries of $408,000 for the year ago period.

The allowance for loan losses was $32.4 million as of December 31, 2016, generating an allowance of loan losses to loans receivable ratio of 0.84% compared with 1.10% as of September 30, 2016 and 1.35% as of December 31, 2015. Excluding loans acquired in 2014 and 2016, the allowance for loan losses to loans was approximately 0.90% at December 31, 2016 compared with 1.25% at December 31, 2015.

Conference Call
Management will host a conference call today, January 24, 2017 at 1:00 p.m. PT (4:00 p.m. ET) to discuss these results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective stockholders are invited to access the live call by dialing 1-877-407-9039 before 1:00 p.m. PT, using access code HANMI. To listen to the call online, either live or archived, visit the Investor Relations page of Hanmi’s website at www.hanmi.com.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 41 full-service branches and 6 loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability of Hanmi Bank to make distributions to Hanmi Financial, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for loan losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands)

	December 31,	September 30,	Percentage	December 31,	Percentage
	2016	2016	Change	2015	Change
Assets
Cash and due from banks	$147,235	$130,197	13.1%	$164,364	-10.4%
Securities available for sale, at fair value	516,964	548,961	-5.8%	698,296	-26.0%
Loans held for sale, at the lower of cost or fair value	9,316	6,425	45.0%	2,874	224.1%
Loans receivable, net of allowance for loan losses	3,812,340	3,513,687	8.5%	3,140,381	21.4%
Accrued interest receivable	10,987	10,160	8.1%	9,501	15.6%
Premises and equipment, net	28,698	27,682	3.7%	29,834	-3.8%
Other real estate owned ("OREO"), net	7,484	10,971	-31.8%	8,511	-12.1%
Customers' liability on acceptances	978	1,041	-6.1%	3,586	-72.7%
Servicing assets	10,564	10,833	-2.5%	11,744	-10.0%
Goodwill and other intangibles, net	12,889	1,456	785.2%	1,701	657.7%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Federal Reserve Bank ("FRB") stock, at cost	-	-	-	14,098	-100.0%
Income tax asset	48,047	50,145	-4.2%	57,174	-16.0%
Bank-owned life insurance	49,440	49,149	0.6%	48,340	2.3%
Prepaid expenses and other assets	30,019	25,088	19.7%	27,732	8.2%
Total assets	$4,701,346	$4,402,180	6.8%	$4,234,521	11.0%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,203,240	$1,231,967	-2.3%	$1,155,518	4.1%
Interest-bearing	2,606,497	2,539,240	2.6%	2,354,458	10.7%
Total deposits	3,809,737	3,771,207	1.0%	3,509,976	8.5%
Accrued interest payable	2,567	2,444	5.0%	3,177	-19.2%
Bank's liability on acceptances	978	1,041	-6.1%	3,586	-72.7%
FHLB advances	315,000	55,000	472.7%	170,000	85.3%
Servicing liabilities	3,143	3,426	-8.3%	4,784	-34.3%
FDIC loss sharing liability	274	1,701	-83.9%	1,289	-78.7%
Subordinated debentures	18,978	18,888	0.5%	18,703	1.5%
Accrued expenses and other liabilities	19,644	17,275	13.7%	29,088	-32.5%
Total liabilities	4,170,321	3,870,982	7.7%	3,740,603	11.5%

Stockholders' equity:
Common stock	33	33	0.0%	257	-87.2%
Additional paid-in capital	562,446	560,906	0.3%	557,761	0.8%
Accumulated other comprehensive income	(2,394)	7,555	-131.7%	(315)	660.0%
Retained earnings	41,726	33,413	24.9%	6,422	549.7%
Less treasury stock	(70,786)	(70,709)	0.1%	(70,207)	0.8%
Total stockholders' equity	531,025	531,198	0.0%	493,918	7.5%
Total liabilities and stockholders' equity	$4,701,346	$4,402,180	6.8%	$4,234,521	11.0%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	December 31,	September 30,	Percentage	December 31,	Percentage
	2016	2016	Change	2015	Change
Interest and dividend income:
Interest and fees on loans	$43,780	$41,150	6.4%	$38,382	14.1%
Interest on securities	2,550	2,701	-5.6%	2,686	-5.1%
Dividends on FRB and FHLB stock	927	419	121.2%	580	59.8%
Interest on deposits in other banks	55	55	0.0%	66	-16.7%
Total interest and dividend income	47,312	44,325	6.7%	41,714	13.4%
Interest expense:
Interest on deposits	4,799	4,358	10.1%	3,946	21.6%
Interest on subordinated debentures	241	206	17.0%	169	42.6%
Interest on FHLB advances	207	179	15.6%	15	1280.0%
Total interest expense	5,247	4,743	10.6%	4,130	27.0%
Net interest income before provision for loan losses	42,065	39,582	6.3%	37,584	11.9%
Provision (negative provision) for loan losses	151	(1,450)	-110.4%	(3,835)	-103.9%
Net interest income after provision for loan losses	41,914	41,032	2.1%	41,419	1.2%
Noninterest income:
Service charges on deposit accounts	2,599	2,883	-9.9%	3,142	-17.3%
Trade finance and other service charges and fees	1,132	992	14.1%	1,130	0.2%
Gain on sale of Small Business Administration ("SBA") loans	1,787	1,616	10.6%	3,871	-53.8%
Disposition gains on Purchased Credit Impaired ("PCI") loans	1,559	789	97.6%	2,140	-27.1%
Net gain on sales of securities	-	46	-100.0%	467	-100.0%
Other operating income	991	2,348	-57.8%	1,306	-24.1%
Total noninterest income	8,068	8,674	-7.0%	12,056	-33.1%
Noninterest expense:
Salaries and employee benefits	16,246	15,950	1.9%	14,841	9.5%
Occupancy and equipment	3,641	3,917	-7.0%	3,948	-7.8%
Data processing	1,455	1,330	9.4%	1,436	1.3%
Professional fees	1,311	1,090	20.3%	1,923	-31.8%
Supplies and communications	683	821	-16.8%	943	-27.6%
Advertising and promotion	1,140	1,153	-1.1%	1,342	-15.1%
OREO expense	(658)	73	-1001.4%	(322)	104.3%
Other operating expenses	1,825	4,003	-54.4%	3,851	-52.6%
Merger and integration costs	312	-	-	224	39.3%
Total noninterest expense	25,955	28,337	-8.4%	28,186	-7.9%
Income before provision for income taxes	24,027	21,369	12.4%	25,289	-5.0%
Income tax expense	9,611	8,248	16.5%	10,460	-8.1%
Net income	$14,416	$13,121	9.9%	$14,829	-2.8%

Basic earnings per share:	$0.45	$0.41		$0.46
Diluted earnings per share:	$0.45	$0.41		$0.46

Weighted-average shares outstanding:
Basic	31,956,822	31,912,470		31,830,276
Diluted	32,149,625	32,088,233		31,949,502
Common shares outstanding	32,330,747	32,252,774		31,974,359

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share data)

	Twelve Months Ended
	December 31,	December 31,	Percentage
	2016	2015	Change
Interest and dividend income:
Interest and fees on loans	$164,642	$148,797	10.6%
Interest on securities	11,154	12,422	-10.2%
Dividends on FRB and FHLB stock	2,467	2,786	-11.5%
Interest on deposits in other banks	208	221	-5.9%
Total interest and dividend income	178,471	164,226	8.7%
Interest expense:
Interest on deposits	16,570	15,410	7.5%
Interest on FHLB advances	879	76	1056.6%
Interest on subordinated debentures	825	623	32.4%
Total interest expense	18,274	16,109	13.4%
Net interest income before provision for loan losses	160,197	148,117	8.2%
Negative provision for loan losses	(4,339)	(11,614)	-62.6%
Net interest income after provision for loan losses	164,536	159,731	3.0%
Noninterest income:
Service charges on deposit accounts	11,380	12,900	-11.8%
Trade finance and other service charges and fees	4,232	4,623	-8.5%
Gain on sale of Small Business Administration ("SBA") loans	6,034	8,749	-31.0%
Net gain on sales of securities	46	6,611	-99.3%
Disposition gains on Purchased Credit Impaired ("PCI") loans	4,970	10,167	-51.1%
Other operating income	6,413	4,552	40.9%
Total noninterest income	33,075	47,602	-30.5%
Noninterest expense:
Salaries and employee benefits	63,956	62,864	1.7%
Occupancy and equipment	14,992	17,371	-13.7%
Data processing	5,674	6,321	-10.2%
Professional fees	5,374	7,905	-32.0%
Supplies and communications	2,949	3,582	-17.7%
Advertising and promotion	3,910	4,201	-6.9%
OREO expense	63	307	-79.5%
Other operating expenses	10,993	10,806	1.7%
Merger and integration costs	312	1,971	-84.2%
Total noninterest expense	108,223	115,328	-6.2%
Income before provision for income taxes	89,388	92,005	-2.8%
Income tax expense	32,899	38,182	-13.8%
Net income	$56,489	$53,823	5.0%

Basic earnings per share:	$1.76	$1.69
Diluted earnings per share:	$1.75	$1.68

Weighted-average shares outstanding:
Basic	31,899,582	31,788,215
Diluted	32,048,704	31,876,820
Common shares outstanding	32,330,747	31,974,359

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data (Unaudited)
(In thousands, except ratios)

	As of or for the Three Months Ended			As of or for the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
Average balances:
Loans (1)	$3,690,955	$3,477,428	$3,049,544	$3,423,292	$2,901,698
Securities	530,241	589,832	649,565	614,749	788,156
Interest-earning assets	4,278,129	4,130,145	3,820,245	4,103,960	3,805,877
Assets	4,546,106	4,397,703	4,083,002	4,372,698	4,076,669
Deposits	3,795,834	3,669,419	3,516,225	3,607,585	3,502,886
Borrowings	193,593	171,779	35,420	215,525	56,878
Interest-bearing liabilities	2,760,385	2,651,505	2,433,140	2,640,953	2,493,513
Stockholders’ equity	529,182	528,581	491,785	518,867	476,401
Tangible equity (2)	523,461	527,072	490,023	516,238	474,498

Performance ratios:
Pre-tax, pre-provision earnings on average assets (3)	2.12%	1.80%	2.08%	1.95%	1.97%
Return on average assets (3)	1.26%	1.19%	1.44%	1.29%	1.32%
Return on average stockholders’ equity (3)	10.84%	9.88%	11.96%	10.89%	11.30%
Return on average tangible equity (3)	10.96%	9.90%	12.01%	10.94%	11.34%
Efficiency ratio	51.77%	58.72%	56.78%	56.00%	58.93%
Efficiency ratio excluding merger and integration costs	51.15%	58.72%	56.33%	55.83%	57.92%
Net interest margin (3) (6)	3.96%	3.86%	3.93%	3.95%	3.90%
Net interest margin excluding acquisition accounting (3) (6)	3.86%	3.75%	3.62%	3.79%	3.47%

Allowance for loan losses:
Balance at beginning of period	$38,972	$39,707	$46,362	$42,935	$52,666
(Negative provision) provision for loan losses	151	(1,450)	(3,835)	(4,339)	(11,623)
Net (charge-offs) recoveries	(6,694)	715	408	(6,167)	1,892
Balance at end of period	$32,429	$38,972	$42,935	$32,429	$42,935

Asset quality ratios:
Nonperforming Non-PCI loans to loans (4)	0.30%	0.31%	0.60%	0.30%	0.60%
Nonperforming assets to assets (4)	0.40%	0.50%	0.65%	0.40%	0.65%
Net loan charge-offs (recoveries) to average loans (3)	0.73%	-0.08%	-0.05%	0.18%	-0.06%
Allowance for loan losses to loans	0.84%	1.10%	1.35%	0.84%	1.35%
Allowance for loan losses to nonperforming Non-PCI loans (4) (5)	275.80%	305.43%	196.12%	275.80%	196.12%

Allowance for off-balance sheet items:
Balance at beginning of period	$1,491	$1,475	$556	$987	$1,366
Provision (negative provision) for loan losses	(307)	16	430	197	(379)
Balance at end of period	$1,184	$1,491	$986	$1,184	$987

Nonperforming assets (4):
Nonaccrual Non-PCI loans	$11,406	$10,948	$19,118
Loans 90 days or more past due and still accruing	-	-	-
Nonperforming Non-PCI loans	11,406	10,948	19,118
OREO, net	7,484	10,971	8,511
Nonperforming assets	$18,890	$21,919	$27,629

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$5,718	$1,066	$4,080
Delinquent loans to loans	0.15%	0.03%	0.13%

Acquired loans
PCI loans, net of discounts	$9,862	$15,540	20,014
Allowance for loan losses on PCI loans	$971	$5,533	5,441
Non-PCI loans, net of discounts	$104,733	$108,434	154,900
Unamortized acquisition discounts on Non-PCI loans	$6,306	$7,087	10,659

(1) Includes loans held for sale
(2) Refer to "Non-GAAP Financial Measures" for further details
(3) Annualized
(4) Excludes PCI loans
(5) Excludes allowance for loan losses allocated to PCI loans
(6) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate

Hanmi Financial Corporation and Subsidiaries
Selected Financial Data, Continued (Unaudited)
(In thousands, except ratios)

	December 31,	September 30,	December 31,
	2016	2016	2015
Loan portfolio:
Commercial real estate loans	$2,939,608	$2,880,012	$2,609,478
Residential real estate loans	338,767	330,675	236,036
Commercial and industrial loans	300,220	319,656	312,876
Lease receivable	243,294	-	-
Consumer loans	22,880	22,316	24,926
Loans receivable	3,844,769	3,552,659	3,183,316
Loans held for sale, at the lower of cost or fair value	9,316	6,425	2,874
Total loans	$3,854,085	$3,559,084	$3,186,190

Loan mix:
Commercial real estate loans	76.3%	80.9%	81.9%
Residential real estate loans	8.8%	9.3%	7.4%
Commercial and industrial loans	7.8%	9.0%	9.8%
Lease receivable	6.3%	0.0%	0.0%
Consumer loans	0.6%	0.6%	0.8%
Loans held for sale, at the lower of cost or fair value	0.2%	0.2%	0.1%
Total loans	100.0%	100.0%	100.0%

Deposit portfolio:
Demand: noninterest-bearing	$1,203,240	$1,231,967	$1,155,518
interest-bearing	96,856	94,272	94,583
Money market and savings	1,329,324	1,242,502	871,863
Time deposits of $250,000 or less	734,383	819,471	1,010,923
Time deposits of more than $250,000	445,934	382,995	377,089
Total deposits	$3,809,737	$3,771,207	$3,509,976

Deposit mix:
Demand: noninterest-bearing	31.6%	32.7%	32.9%
interest-bearing	2.5%	2.5%	2.7%
Money market and savings	34.9%	32.9%	24.8%
Time deposits of $250,000 or less	19.3%	21.7%	28.8%
Time deposits of more than $250,000	11.7%	10.2%	10.8%
Total deposits	100.0%	100.0%	100.0%

Capital ratios (7):
Hanmi Financial
Total risk-based capital	13.79%	14.99%	14.91%
Tier 1 risk-based capital	12.94%	13.89%	13.65%
Common equity tier 1 capital	12.75%	13.73%	13.65%
Tier 1 leverage capital ratio	11.76%	11.68%	11.31%
Hanmi Bank
Total risk-based capital	13.57%	14.61%	14.86%
Tier 1 risk-based capital	12.72%	13.50%	13.60%
Common equity tier 1 capital	12.72%	13.50%	13.60%
Tier 1 leverage capital ratio	11.56%	11.36%	11.27%

(7) Preliminary ratios for December 31, 2016

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(In thousands, except ratios)

	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans (1)	$3,690,955	$43,780	4.72%	$3,477,428	$41,150	4.71%	$3,049,544	$38,382	4.99%
Securities (2)	530,241	3,057	2.31%	589,832	3,210	2.18%	649,565	2,968	1.83%
FRB and FHLB stock	16,385	927	22.63%	19,207	419	8.73%	30,483	580	7.61%
Interest-bearing deposits in other banks	40,548	55	0.54%	43,678	55	0.50%	90,653	66	0.29%
Total interest-earning assets	4,278,129	47,819	4.45%	4,130,145	44,834	4.32%	3,820,245	41,996	4.36%

Noninterest-earning assets:
Cash and due from banks	115,211			116,779			92,497
Allowance for loan losses	(39,235)			(40,214)			(46,634)
Other assets	192,001			190,993			216,894
Total noninterest-earning assets	267,977			267,558			262,757

Total assets	$4,546,106			$4,397,703			$4,083,002

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$95,399	$19	0.08%	$93,852	$19	0.08%	$91,116	$25	0.11%
Money market and savings	1,305,565	2,340	0.71%	1,141,747	1,834	0.64%	881,375	1,107	0.50%
Time deposits	1,165,828	2,440	0.83%	1,244,127	2,505	0.80%	1,425,229	2,814	0.78%
FHLB advances	174,674	207	0.47%	152,935	179	0.47%	16,739	15	0.36%
Rescinded stock obligation	-	-	-	-	-	-	-	-	0.00%
Subordinated debentures	18,919	241	5.07%	18,844	206	4.35%	18,681	169	3.59%
Total interest-bearing liabilities	2,760,385	5,247	0.76%	2,651,505	4,743	0.71%	2,433,140	4,130	0.67%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,229,042			1,189,693			1,118,505
Other liabilities	27,497			27,924			39,572
Total noninterest-bearing liabilities	1,256,539			1,217,617			1,158,077

Total liabilities	4,016,924			3,869,122			3,591,217
Stockholders' equity	529,182			528,581			491,785

Total liabilities and stockholders' equity	$4,546,106			$4,397,703			$4,083,002

Net interest income		$42,572			$40,091			$37,866

Cost of deposits			0.50%			0.47%			0.45%
Net interest spread			3.69%			3.61%			3.69%
Net interest margin			3.96%			3.86%			3.93%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid, Continued (Unaudited)
(In thousands, except ratios)

	Twelve Months Ended
	December 31, 2016			December 31, 2015
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans (1)	$3,423,292	$164,642	4.81%	$2,901,698	$148,797	5.13%
Securities (2)	614,749	13,194	2.15%	788,156	12,791	1.62%
FRB and FHLB stock	24,189	2,467	10.20%	30,049	2,786	9.27%
Interest-bearing deposits in other banks	41,730	208	0.50%	85,974	221	0.26%
Total interest-earning assets	4,103,960	180,511	4.40%	3,805,877	164,595	4.32%

Noninterest-earning assets:
Cash and due from banks	115,229			89,368
Allowance for loan losses	(40,856)			(50,862)
Other assets	194,365			232,286
Total noninterest-earning assets	268,738			270,792

Total assets	$4,372,698			$4,076,669

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$95,298	$75	0.08%	$89,747	$114	0.13%
Money market and savings	1,074,247	6,470	0.60%	846,254	4,194	0.50%
Time deposits	1,255,883	10,025	0.80%	1,500,634	11,102	0.74%
FHLB advances	196,708	879	0.45%	38,110	76	0.20%
Rescinded stock obligation	-	-	-	149	-	-
Subordinated debentures	18,817	825	4.38%	18,619	623	3.35%
Total interest-bearing liabilities	2,640,953	18,274	0.69%	2,493,513	16,109	0.65%

Noninterest-bearing liabilities:
Demand deposits: noninterest-bearing	1,182,157			1,066,251
Other liabilities	30,721			40,504
Total noninterest-bearing liabilities	1,212,878			1,106,755

Total liabilities	3,853,831			3,600,268
Stockholders' equity	518,867			476,401

Total liabilities and stockholders' equity	$4,372,698			$4,076,669

Net interest income		$162,237			$148,486

Cost of deposits			0.46%			0.44%
Net interest spread			3.71%			3.67%
Net interest margin			3.95%			3.90%

(1) Includes loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the current statutory federal tax rate.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	December 31,	September 30,	December 31,
Hanmi Financial Corporation	2016	2016	2015
Assets	$4,701,346	$4,402,180	$4,234,521

Less goodwill	(11,031)	-	-
Less other intangible assets	(1,858)	(1,456)	(1,701)
Tangible assets	$4,688,457	$4,400,724	$4,232,820

Stockholders' equity	$531,025	$531,198	$493,918
Less goodwill	(11,031)	-	-
Less other intangible assets	(1,858)	(1,456)	(1,701)
Tangible stockholders' equity	$518,136	$529,742	$492,217

Stockholders' equity to assets	11.30%	12.07%	11.66%
Tangible common equity to tangible assets	11.05%	12.04%	11.63%

Common shares outstanding	32,330,747	32,252,774	31,974,359
Tangible common equity per common share	$16.03	$16.42	$15.39

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lasse Glassen
Investor Relations
Addo Investor Relations
310-829-5400